Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), dated as of September 1, 2010 (the “Effective Date”), is entered into by and between AmStem Corporation (the “Company”), and DWIGHT C. BRUNOEHLER, a resident of Maitland, Florida (the “Executive”).

WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company; and

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section 1. Employment and Position. Subject to the provisions of Section 2 hereof, the Company hereby employs the Executive as the President of AmStem Corporation, and the Executive hereby accepts such employment, under and subject to the terms and conditions hereinafter set forth. The Executive will report directly to the board of AmStem Corporation. The Executive acknowledges that based on mutual agreement between the Board of AmStem Corporation and the Executive, his role might change in the course of this contract. This change in role, however, shall not change the compensation or overall terms of this agreement except as agreed in writing by both parties in this Contract.

Section 2. Term. The term of the Executive’s employment under this Agreement shall begin on the Effective Date and, unless sooner terminated as provided in Section 12 hereof, shall conclude on the second (2nd) anniversary of the Effective Date (the “Initial Term”). This Agreement shall be renewed automatically for additional consecutive one (1) year periods (each, a “Renewal Term”) unless either party shall provide written notice to the other party not less than ninety (90) days prior to the end of the Initial Term or any Renewal Term that it or he does not wish to renew this Agreement. The Initial Term and any Renewal Term are sometimes collectively referred to herein as the “Term”.

Section 3. Duties. The Executive shall perform services in a managerial capacity in a manner consistent with the Executive’s position as President, subject to the general supervision of the Board of Directors of the Company (the “Board”). These duties include, but are limited to, promotion and sales of the company’s products, managing the day to day business of the company and perform special engagements as given by the Board. The Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the promotion and forwarding of the business and affairs of the Company for the Term; provided that the Executive may participate in business ventures that are not competitive with the Company (the “Business Ventures”), as long as it does not interfere with the timely completion of the duties of the Executive.

Section 4. Compensation.

(a) In consideration of the services rendered by the Executive pursuant to this Agreement, the Company shall pay the Executive a base salary (the “Base Salary”) equal to Two Hundred Fifty Thousand Dollars ($250,000.00) for the first twelve (12) months of the Term, and Two Hundred Seventy-Five Thousand Dollars ($275,000.00) for each subsequent twelve (12) month period during the Term. The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees, and shall be subject to all applicable withholdings for taxes and similar deductions. The Board will review from time to time the Base Salary payable to the Executive hereunder and may, in its sole discretion, increase but not decrease, the Executive’s Base Salary.

(b) The Company may pay the Executive an annual cash bonus (the “Annual Bonus”) of up to one hundred percent (100%) of the Base Salary for each calendar year of service completed by the Executive within the Term (on a pro rata basis for any partial year), calculated in accordance with and based on performance targets established by the Board by reference to the budget approved from time to time by the Board for the Company for such year, and payable within thirty (30) days of the end of such year.

Section 5. Paid Vacation. The Executive shall be entitled to four (4) weeks paid vacation per calendar year, such vacation to extend for such periods and to be taken at such times as shall be reasonably requested by the Executive. Any vacation time not taken by the Executive during any calendar year may, at the option of the Executive, be carried forward by the Executive to the next year with a maximum of one (1) week. In addition, the Executive will be paid for any accrued but unused vacation days following his termination of employment with the Company for any reason.

Section 6. Employee Benefit Plans. During the Term, the Executive shall be entitled to participate in any employee welfare benefit plans, practices, policies and programs as provided by the Company for all executives of the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), at no cost to the Executive. In addition, in connection with any health plans maintained by the Company (including, without limitation, major medical, dental, and vision plans), the Company shall pay one hundred percent (100%) of the cost of the premiums covering the Executive and the Executive’s spouse and dependents. During the time at which no group health insurance is provided for the Executive, the Company will pay the Executive Seven Hundred Fifty Dollars ($750.00) per month as described in Section 8 until health insurance is provided, however the Company is under no obligation to obtain health insurance for the executive.

Section 7. Reimbursement of Expenses; Travel. The Company shall reimburse the Executive for all reasonable and necessary expenses actually incurred by the Executive in connection with the business affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditures. The Executive is expected to travel at business class or better when it is reasonable and within approved budget. Executives’ spouse is allowed to travel with the executive at Company’s expense when an event requires it or it is deemed by the Company to be helpful to a business situation for the company.

Section 8. Expenses; Other Perquisites. The Company will pay the Executive an unaccountable monthly stipend to cover the Executive’s expenses in the amount of One Thousand Five Hundred Dollars ($1,500.00) per month to cover personal / business expenses such as car, phone, etc. This amount will be taxable. Reasonable and specific business expenses will be reimbursed by the Company. In addition, the Executive shall be entitled to receive (in addition to the benefits described above) all other perquisites and fringe benefits appertaining to his position in accordance with any practice established by the Board. While the Company does not offer health benefits, the Company will pay an additional Seven Hundred Fifty Dollars ($750.00) per month.

Section 9. This section is intentionally left blank

Section 10. Stock Issuances and Options.

(a) As of the date of the signing of this Agreement, the Company will grant the Executive a cashless option to purchase 3,000,000 common stock shares of AmStem Corporation at a closing price of the quoted market value of that day (fair market value), that will be exercisable for a period of five years. The options will vest over a two year period (1,000,000 upon execution of the Agreement and 1,000,000 after nine months of employment and the remaining after one year and nine months of employment). In the event of the Executive’s termination by the Company, for reason other than cause, death or disability as defined in Section 11 of this Agreement, all remaining unvested options will be vested as of the date of the termination.

(b) The company intends to have an incentive plan for its senior executives. The Executive will be entitled to participate in such a plan when it becomes available.

Section 11. Termination. This Agreement shall be terminated at the end of the Term, or earlier as follows:

(a) This Agreement shall terminate upon the death of the Executive.

(b) This Agreement may be terminated by the Company in the event of any physical or mental disability of the Executive rendering the Executive unable to perform his duties hereunder for a continuous period of at least one hundred twenty (120) days, and the further determination that the disability is permanent with regard to the Executive’s ability to return to work in his full capacity (“Disability”). Any determination of Disability shall be made by the Board in consultation with a qualified physician or physicians selected by the Board and reasonably acceptable to the Executive.

(c) The employment of the Executive may be terminated by the Company for Cause (as defined below) at any time, effective upon written notice to the Executive. For purposes hereof, the term “Cause” shall mean that the Board has determined that any one or more of the following has occurred:

(i) The Executive shall have been, after the date hereof, convicted of, or shall have pleaded guilty or nolo contendere to, any felony;

(ii) The Executive shall have willfully failed or refused to carry out the reasonable and lawful instructions of the Board (other than as a result of illness or disability) concerning duties or actions consistent with the Executive’s position as Chief Executive Officer, and such failure or refusal shall have continued for a period of thirty (30) days following written notice from the Board; or

(iii) the Executive shall have breached any material provision of Section 13 or 14 hereof, and thereafter fails to cure such breach within thirty (30) days following written notice from the Board.

(d) The Company may terminate the Executive’s employment at any time without Cause effective upon at least a sixty (60) days’ prior written notice to the Executive. For the avoidance of doubt, any termination of the Executive’s employment upon a Change of Control, or at any time thereafter without Cause, shall be deemed termination of the Executive’s employment without Cause. A “Change of

Control” shall be deemed to have occurred if (i) there is a sale of all or substantially all of the assets of the Company, (ii) the current shareholders of the Company sell in a single transaction or a series of related transactions, more than sixty-five percent (65%) of the shares of the Company’s shares owned by such shareholders on the date hereof (including any shares issued as a dividend on or otherwise in respect of such stock), (iii) there is a merger, consolidation or similar reorganization or transaction involving the Company, immediately following which, the current shareholders of the Company fail to own at least sixty-five percent (65%) of the voting power of the successor entity, (iv) there is complete liquidation or dissolution of the Company, or (v) there is an IPO. Notwithstanding the foregoing, on and after the IPO, a “Change of Control” shall mean (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of (A) the Company, (B) the surviving entity in any reorganization, merger or consolidation involving the Company, or (C) the successor of the Company by way of acquisition of all or substantially all of the Company’s assets (any such entity referred to herein as (the “Corporation”)) where such acquisition causes such Person to own forty-five percent (45%) or more of the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this subsection, the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition of stock directly from the Company, (B) any acquisition of stock by the Company, or (C) any acquisition of stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; provided, further, that if any Person’s beneficial ownership of the Outstanding Corporation Voting Securities reaches or exceeds forty-five percent (45%) as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company (other than as a stock dividend or upon a stock split), such subsequent acquisition shall be treated as a Change of Control; or (ii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(e) The Executive may terminate this Agreement effective upon written notice to the Company for Good Reason. Such notice must provide a detailed explanation of the Good Reason. For purposes of this Section, the term “Good Reason” shall mean: (i) the assignment to the Executive of any duties inconsistent in any substantial respect with the Executive’s position, authority or responsibilities as contemplated by Section 1 or 3 of this Agreement or any duties which are illegal or unethical, or any diminution of any of the Executive’s significant duties; (ii) any material reduction in any of the benefits described in this Agreement; (iii) other material breach of this Agreement by the Company; or (iv) the occurrence of a Change of Control.

(f) The Executive may terminate this Agreement without Good Reason at any time effective upon at least a sixty (60) days’ prior written notice to the Company.

Section 12. Termination Payments and Benefits.

(a) In the event that this Agreement is terminated due to the death of the Executive, the Company shall pay to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive, to his spouse if he is married at the time of his death, or if the Executive is not married at such time, to his estate (i) any Base Salary earned but unpaid through the date of his death, reimbursement for any and all monies advanced in connection with the Executive’s employment for expenses incurred by the Executive through the date of his death, and all other payments and benefits to which the Executive may be entitled under the terms of any applicable compensation arrangement or benefit plan or program of the Company, including, without limitation, any earned and accrued, but unused vacation pay (collectively, “Accrued Benefits”); and (ii) at the times the Company pays its employees bonuses in accordance with its general payroll policies, an amount equal to that portion of the Annual Bonus which but for his death would have been earned by the Executive during the year of his death (pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the calendar year of his death during which the Executive was employed by the Company).

(b) In the event that this Agreement is terminated due to the Disability of the Executive, the Company shall pay to the Executive (i) Accrued Benefits; (ii) at the times the Company pays its employees bonuses in accordance with its general payroll policies, an amount equal to that portion of the Annual Bonus which but for his Disability would have been earned by the Executive during the year of his Disability (pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the calendar year of his Disability during which the Executive was employed by the Company); and (iv) disability pay equal to the Executive’s then current monthly Base Salary, payable in accordance with the Company’s regular pay schedule, for six (6) months from the date of termination of his employment; provided, however, that the payments by the Company under subsection (iv) shall be reduced by the amount of any disability insurance payments made to the Executive pursuant to insurance, if any, provided under Section 6 above.

(c) Upon any termination of this Agreement either (i) by the Executive without Good Reason, (ii) by the Company for Cause as provided in Section 11 hereof, all payments, salary and other benefits hereunder shall cease at the effective date of termination, subject to the Executive’s rights under COBRA. Notwithstanding the foregoing, the Executive shall be entitled to receive from the Company his Accrued Benefits.

(d) In the event that this Agreement is terminated by the Company without Cause, or by the Executive for Good Reason, the Company shall pay to the Executive (i) his Accrued Benefits; (ii) at the times the Company pays its employees bonuses in accordance with its general payroll policies, an amount equal to that portion of the Annual Bonus which but for the termination of his employment would have been earned by the Executive during the year of his termination (pro-rated based on a formula, the denominator of which shall be 365 and the numerator of which shall be the number of days during the year of the termination of his employment during which the Executive was employed by the Company); and (iv) severance pay equal to the Executive’s then current monthly Base Salary, payable in accordance with the Company’s regular pay schedule, for lesser of twelve (12) months from the date of termination of his employment or the end of the contract; it being understood and agreed that such payments by the Company shall not be reduced by the amount of any salary the Executive receives from any other work, including any employment, during such period. In addition, the Executive shall continue to be covered, upon the same terms and conditions as described hereinabove, by the same or equivalent medical, dental, and life insurance coverages as in effect for the Executive immediately prior to the termination of his employment, until the earlier of (A) the expiration of the period for which he receives severance pay pursuant to clause (ii) above or (B) the date the Executive has commenced new employment and has thereby become eligible for comparable benefits, subject to the Executive’s rights under COBRA. The Company shall pay the cost of the Executive’s COBRA premiums, to the extent the Executive elects COBRA continuation coverage.

(e) Accrued Benefits. Notwithstanding anything contained herein to the contrary, all Accrued Benefits to which the Executive (or his estate or beneficiary) is entitled shall be payable in cash promptly upon termination of his employment, except as otherwise specifically provided herein or under the terms of any applicable policy, plan or program.

(f) The provisions of this Section shall survive any termination of this Agreement.

Section 13. Proprietary Information.

(a) In the course of service to the Company, the Executive will have access to confidential specifications, know-how, strategic or technical data, marketing research data, product research and development data, manufacturing techniques, confidential customer lists, sources of supply and trade secrets, all of which are confidential and may be proprietary and are owned or used by the Company, or any of its subsidiaries or affiliates (collectively, the “Proprietary Information”). Proprietary Information shall not include any records, data and information which (A) is publicly known through no wrongful act of the Executive, (B) becomes known to the Executive, through no wrongful act of the Executive, by disclosure from a third party under no obligation or duty of secrecy with respect to such information (excluding any consultant, agent, representative, vendor, customer or other person with a contractual or business relationship with the Company), (C) the Executive has received express written authorization from the Board to release, or (D) is required to be released by law or by court or administrative order, so long as the Company is given notice thereof and a reasonable opportunity to take appropriate steps to maintain the confidentiality thereof.

(b) The Executive shall not, during the Term or at any time thereafter, (a) disclose any Proprietary Information to any person other than the Company or employees, officers and directors thereof, or (b) use any Proprietary Information for his own benefit or for the benefit of any person or entity other than the Company and its affiliates. At the termination of his employment, the Executive shall deliver to the Company all notes, letters, documents and records which may contain Proprietary Information which are then in his possession or control.

Section 14. Restrictions on Activities of the Executive.

(a) During the Term and for the Restricted Period (as defined below), the Executive will not engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or provide advisory or other services to, or own any stock or any other ownership interest in, or make any financial investment in, any business which is competitive with the Company; provided that the ownership of not more than five percent (5%) of the outstanding securities of any class listed on an exchange or regularly traded in the over-the-counter market shall not constitute a violation of the provisions of this Section 14. For the avoidance of doubt, it is understood and agreed that Executive’s participation in, or involvement with, the Business Ventures in any capacity shall not be deemed to violate the provisions of this Section 14.

(b) During the Term and for the Restricted Period, the Executive will not solicit, or attempt to solicit, any officer, director, consultant or executive of the Company to leave his or her engagement with the Company, nor will he call upon, solicit, divert or attempt to solicit or divert from the Company any of its customers or suppliers of whose names he was aware during the Term; provided, however, that nothing in this Section 14 shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during the Restricted Period if such action relates solely to a Business Venture or a business which is not competitive with the Company; and provided, further, that nothing in this Section 14 shall be deemed to prohibit the Executive from (i) soliciting or hiring any employee of the Company, if such employee is a member of the Executive’s family; or (ii) placing advertisements in newspapers, on the Internet, or in the media of general circulation advertising employment opportunities, and hiring persons who respond to such advertisements, provided that they were not otherwise solicited by the Executive in violation of this Section 14.

(c) For purposes of this Section 14, the Restricted Period shall mean a period of twelve (12) consecutive months after the termination of the Executive’s employment hereunder.

Section 15. Remedies. It is specifically understood and agreed that any breach of the provisions of Sections 13 and 14 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to enforce the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated.

Section 16. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 17. Notices. All notices hereunder, to be effective, shall be in writing and shall be delivered by hand or mailed by certified mail, postage and fees prepaid, as follows:

If to the Company:	AMSTEM CORPORATION
13406 Racetrack Road #233
Tampa, FL 33626
Facsimile No.: 866-924-0751
Attention: Andrew Norstrud

If to the Executive:	Dwight C. Brunoehler
150 Nottoway Trail
Maitland, FL 32751
Facsimile No.: 407-539-1779

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 17.

Section 18. Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Executive and the Company, and the Company’s successors in interest. Except as otherwise provided herein, this Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. All rights of the Executive under this Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries.

Section 19. Indemnification. The Company shall, to the fullest extent permitted by applicable law as then in effect and by the Certificate/Articles of Incorporation of the Company, indemnify and hold harmless the Executive (and his heirs, executors and administrators) in the event he is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed action, claim, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding (each, a “Proceeding”), whether of a civil, criminal, administrative or investigative nature, by reason of the fact that he is or was a director or officer of the Company, or by reason of the fact that he is or was serving any other entity at the request of the Company in any capacity, against any and all Expenses (as defined below). Such indemnification shall be made irrespective of whether the Executive is serving in such capacity at the time any Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Agreement. The obligations of the Company pursuant to this Section shall survive the termination of this Agreement. As used herein, the term “Expense” shall include all expenses actually and reasonably incurred by the Executive (or his heirs, executors and administrators) in connection with a Proceeding, including, without limitation, judgments, fines, amounts paid in settlement, reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding.

Section 20. General Provisions.

(a) The failure of either party to exercise any power given it or him hereunder or to insist upon strict compliance with the terms of this Agreement shall not constitute a waiver of that party’s right to later demand strict compliance with the terms hereof. Waiver by a party of any particular default by the other shall not affect or impair the rights with respect to any subsequent defaults of the same or of a different kind, nor shall any delay or omission by a party to exercise any rights arising from any default affect or impair its right as to such default or any future default. Further, no custom or course of dealings of the parties at variance with the terms hereof shall constitute a waiver of that party’s right to demand later compliance.

(b) The rights and obligations of the Company hereunder shall inure to the benefit and be binding upon the successors and assigns of the Company. This Agreement may not be assigned by the Executive.

(c) In connection with any litigation arising out of the transaction or the relationship of the parties evidenced by this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, paralegals’ fees, and costs, including, without limitation, fees and costs incurred at or before trial, upon the appeal of any lower court decision and in any bankruptcy or reorganization proceeding.

(d) The laws of the State of Florida shall govern the validity, enforcement and interpretation of this Agreement, without giving effect to any choice or conflict of law provision or rule. Jurisdiction and venue of such action shall lie exclusively within the courts of Florida located in Hillsborough County, Florida, and the parties specifically waive any other jurisdiction and venue

(e) No prior or present negotiations, correspondence, agreements or representations shall be binding upon the Company or the Executive unless included in this Agreement. No modification or change in this Agreement shall be valid or binding upon the parties unless in writing and executed by the party to be bound thereby.

(f) As used in this Agreement, the masculine, feminine, or neuter gender and the singular or plural numbers shall each be deemed to include the other whenever the context so indicates. The captions are for convenience only and not intended to describe fully or define the provision of the portions of the Agreement to which they pertain.

(g) This Agreement may be executed in any number of counterparts, each of which shall be considered to be all original but all of which together shall constitute one and the same instrument.

(h) This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it or he may have been prepared by counsel for one of the parties, it being recognized that both parties have contributed substantially and materially to the preparation hereof.

(i) This Agreement constitutes the entire understanding between the parties hereto with regard to the subject matter hereof, superseding all prior written or oral understandings and agreements between the parties and the terms and conditions set forth in any employee handbooks, policies or procedures.

(j) This Agreement may not be amended or revised except by a writing signed by both parties.

(k) The Company and the Executive hereby knowingly, irrevocably, voluntarily and intentionally waive any rights to a trial by jury in respect of any action, proceeding or counterclaim based on this Agreement or arising out of, under, or in connection with this Agreement or any document or instrument executed in connection with this Agreement, or any course of conduct, course of dealing, statement (whether verbal or written) or action of any party hereto with respect to the relationship between the Company and the Executive. This provision is a material inducement for the Executive and the Company entering into this Agreement.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

AMSTEM Corporation.

By:

Name:	David L. Stark
Title:	President

Dwight C. Brunoehler

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